                                                                                                                              Exhibit 18

Preferability Letter Re: Change in Accounting Principles

March 21, 2003

Perini Corporation
73 Mt. Wayte Avenue
Framingham, MA 01701

Dears Sirs/Madams:

We have audited the consolidated financial statements of Perini Corporation (the "Company") as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 21, 2003, which expresses an unqualified opinion and includes an explanatory paragraph concerning a retroactive change in presentation of the Company's joint ventures in the consolidated balance sheets from the equity method to the proportionate consolidation method and the restatement of basic and diluted earnings per share for the year ended December 31, 2000. Note (1)(b) to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2002 of this change in presentation of the Company's joint ventures and its retroactive application to the 2001 and 2000 consolidated financial statements. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

DELOITTE & TOUCHE LLP
Boston, Massachusetts